EXHIBIT 99.1

COMPANY CONTACTS	MEDIA CONTACT
Russell Skibsted	Virginia Amann
SVP & Chief Business Officer	Porter Novelli Life Sciences
608-207-0082
Paul Arndt
Manager, Investor Relations
949-788-6700
FDA APPROVES NEW DRUG APPLICATION (NDA) FOR LEVOLEUCOVORIN, SPECTRUM’S
FIRST PROPRIETARY ONCOLOGY DRUG
➢	Proprietary Drug Levoleucovorin For Injection (formerly known as ISO-Vorin™), A Novel Folate Analog, Is the First New Oncology Drug Approved By the FDA in 2008

➢	Proprietary Brand Names Submitted by Company Currently Under Review by FDA

➢	LEVOleucovorin Has Been Marketed with Success in Europe and Japan by Wyeth, Sanofi and Others

Conference Call:	Monday, March 10, 2008 @ 4:30pm Eastern/1:30pm Pacific
Domestic:	866-510-0710
International:	617-597-5378
Passcode:	52089784
Webcast and replays:	www.spectrumpharm.com
IRVINE, California – March 7, 2008 – Spectrum Pharmaceuticals, Inc. (NasdaqGM: SPPI) today announced that it has received marketing approval from the U.S. Food and Drug Administration (FDA) for Levoleucovorin for Injection. It is indicated after high-dose methotrexate therapy in patients with osteosarcoma, and to diminish the toxicity and counteract the effects of impaired methotrexate elimination or inadvertent overdose of folic acid antagonists. LEVOleucovorin is the only commercially available formulation comprised only of the pharmacologically active enantiomer of leucovorin (Levoleucovorin or (6S)-leucovorin). The Company currently expects its commercial launch by June 2008.
LEVOleucovorin was reviewed under a full NDA, and included an Oncologic Drug Advisory Committee (ODAC) review. Spectrum anticipates that the drug will be listed without any therapeutically equivalent product in the FDA Orange Book. Drugs without therapeutic equivalents are considered ‘single source drugs’ which under section 1847A of the Social Security Act generally qualify for a separate reimbursement code with CMS.
“LEVOleucovorin is the first new oncology drug approved by the FDA in 2008, and is the first of what we hope will be many approvals from our pipeline,” said Rajesh C. Shrotriya, M.D., Chairman, President and Chief Executive Officer of Spectrum Pharmaceuticals. “Only four of the 17 drugs approved by the FDA in 2007 were new oncology drugs. This approval is the result of dedicated efforts by our experienced team and serves as a validation of our business model. We are focused on building a diversified portfolio of promising late stage drugs, and advancing them through clinical development, regulatory process and commercialization.”
In preparation for the commercial launch, last year the Company appointed George Uy, an experienced oncology marketing veteran, as its Vice President of Sales and Marketing. George brings more than 20 years of hands on experience, including the launches of ABRAXANE® at Abraxis Bioscience, Inc., and XELODA® at Hoffmann-La Roche Inc. In addition, the Company recently appointed Lynne Murphy as Executive Director of Sales. Ms. Murphy has more than 20 years of sales and marketing experience, which include many sales leadership positions with responsibility for the launch of more than 10 products during her tenure at Bayer Healthcare. Ms. Murphy also led a specialty sales force for
157 Technology Dr  •  Irvine, California 92618  •  Tel: 949-788-6700  •  Fax: 949-788-6706  •  www.spectrumpharm.com  •  NASDAQ: SPPI

Amgen, Inc., and launched Aranesp® Singleject. Ms. Murphy will be responsible for building and assembling a launch team of experienced oncology sales specialists.
“LEVOleucovorin provides physicians and patients with an important treatment alternative to leucovorin,” said Richard A. Bender, M.D., F.A.C.P., Chief Medical Officer of Spectrum Pharmaceuticals. “With this drug, patients undergoing cytotoxic chemotherapy are spared the administration of the pharmacologically inactive dextro-isomer. Preclinical studies have shown that the dextro-isomer may compete with the active levo-isomer for transport into cells.”
The Company plans to file for a supplemental New Drug Application with the FDA for use in colorectal cancer in 5-fluorouracil containing regimens and an NDA amendment for an oral tablet formulation by mid-year 2008.
Levoleucovorin for Injection is currently listed as a replacement for calcium leucovorin in the NCCN Clinical Practice Guidelines in Oncology. The NCCN Drugs and Biologics Compendium is an important reference that has been recognized by United HealthCare as a formal guidance for approval of coverage policy. Visit www.nccn.org for more information.
Conference Call
Spectrum Pharmaceuticals will host a conference call to discuss the approval of Levoleucovorin for Injection and Tentative launch plans on:
Monday, March 10, 2008 @ 4:30pm Eastern/1:30pm Pacific
Domestic:                          866-510-0710                     passcode 52089784
International:                     617-597-5378                     passcode 52089784
Webcast and replays: www.spectrumpharm.com.
Audio replays will be available through March 17, 2008.
  Domestic:                          888-286-8010, passcode 61786785
  International:                     617-801-6888, passcode 61786785
About Levoleucovorin for Injection
LEVOleucovorin is a novel folate analog formulation and the pharmacologically active isomer of calcium leucovorin. LEVOleucovorin is indicated after high-dose methotrexate therapy in patients with osteosarcoma, and to diminish the toxicity and counteract the effects of impaired methotrexate elimination or inadvertent overdose of folic acid antagonists. LEVOleucovorin is the only commercially available formulation comprised only of the pharmacologically active enantiomer of leucovorin (levoleucovorin or (6S)-leucovorin). Upon market launch, LEVOleucovorin will be supplied in 50mg vials of freeze-dried powder. Ex-U.S. sales of LEVOleucovorin by Wyeth, Sanofi-Aventis, and others, are approximately $200 million annually.
Important Levoleucovorin for InjectionTM Safety Considerations
LEVOleucovorin is contraindicated for patients who have had previous allergic reactions attributed to folic acid or folinic acid. Due to calcium content, no more than 16mL (160mg) of Levoleucovorin for Injection solution should be injected intravenously per minute. Levoleucovorin for Injection enhances the toxicity of fluorouracil. Concomitant use of d,l-leucovorin with trimethoprim-sulfamethoxazole for Pneumocystis carinii pneumonia in HIV patients was associated with increased rates of treatment failure in placebo-controlled study. Allergic reactions were reported in patients receiving Levoleucovorin for Injection. Vomiting (38%), stomatitis (38%) and nausea (19%) were reported in patients receiving Levoleucovorin for Injection as rescue after high dose methotrexate therapy. Levoleucovorin for Injection may counteract the antiepileptic effect of phenobarbital, phenytoin and primidone, and increase the frequency of seizures in susceptible patients.

About Spectrum Pharmaceuticals
Spectrum Pharmaceuticals is focused on building a diversified portfolio of promising late stage drugs, and advancing them through clinical development, regulatory process and commercialization. The company’s pipeline includes promising early and late-stage drug candidates with unique formulations and mechanisms of action that address the needs of seriously ill patients. For more information, please visit our website at www.spectrumpharm.com.
Forward-looking statement – This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire, develop and commercialize its portfolio of drug candidates, that the Company currently expects the LEVOleucovorin commercial launch by June 2008, Spectrum anticipates that the drug will be listed without any therapeutically equivalent product in the FDA Orange Book, that there could be many approvals from our pipeline, that the Company plans to file for LEVOleucovorin a supplemental New Drug Application with the FDA for use in colorectal cancer in 5-fluorouracil containing regimens and an NDA amendment for an oral tablet formulation by mid-year 2008, the safety and efficacy of LEVOleucovorin, the Company’s promising pipeline, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
ISO-VORINTM, SPECTRUM PHARMACEUTICALS, INC.TM, TURNING INSIGHTS INTO HOPETM, and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc. All other trademarks and trade names are the property of their respective owners.
© 2008 Spectrum Pharmaceuticals, Inc. All Rights Reserved.